Portland, Oregon
January 17, 2002

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES SALE OF CYLINDER DIVISION

        Robert C. Warren, Jr., President and Chief Executive Officer of Cascade Corporation (NYSE: CAE), announced today that the Company has sold its Cylinder Division to Precision Hydraulics, a newly formed company headed by Chris Barclay, former Managing Director of the Division. The new company will be headquartered at the company's USA manufacturing facility in Beulaville, North Carolina.

        Precision Hydraulics is owned jointly by Barclay, certain other managers and BB&T Capital Partners, LLC (BB&T). BB&T is an equity and subordinated debt investment fund headquartered in Winston-Salem, North Carolina. The Fund is an affiliate of BB&T Corp. (NYSE:BBT), one of the largest U.S. banks with over $70 billion in assets.

        The Division has approximate annual sales of $35 million and employs 230 people. The sale includes the manufacturing facilities in Beulaville, North Carolina, and Cramlington, Northumberland, U.K..

        According to Warren "The decision to sell the Division represents the Company's commitment to pursuing opportunities more closely related to its core business of designing and manufacturing materials handling tools and particularly forks and lift truck attachments." Warren added "We believe that having an owner that is fully focused on the cylinder business will be in the best interest of the Division's customers and employees." We are very impressed with BB&T Capital and with the management team, and feel confident the new company will continue to provide the same commitment to quality and to serving the Division's customers as Cascade."

        Cascade received a combination of cash and notes and expects to record a one time non cash charge against fourth quarter earnings of approximately US$ 1.5 million to $1.9 million, subject to final closing adjustments.

        Cascade Corporation, headquartered in Portland, Oregon, is a leading international manufacturer of lift truck attachments, forks and accessories.

        Under the "safe harbor provisions" of the Private Securities Litigation Act, Cascade is required to advise you this news release contains "forward looking statements" based on assumptions as to future sales and earnings, which in turn are dependent on economic conditions in general, including interest rates, on competitive factors in, and on the cyclical nature of, the Materials Handling Industry.

Contact

Richard S. "Andy" Anderson
Senior Vice President and
Chief Financial Officer
Cascade Corporation
Phone (503) 669-6300